UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                             _______________________


                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                                 June 20, 1997
               Date of Report (Date of earliest event reported)



                          RJR NABISCO HOLDINGS CORP.
            (Exact Name of Registrant as Specified in its Charter)

     DELAWARE                     1-10215                      13-3490602
 (Jurisdiction of         (Commission file number)          (I.R.S. Employer
 Incorporation or                                        Identification No.)
   Organization)


                               RJR NABISCO, INC.
            (Exact Name of Registrant as Specified in its Charter)

      DELAWARE                     1-6388                     56-0950247
  (Jurisdiction of        (Commission file number)         (I.R.S. Employer
  Incorporation or                                       Identification No.)
   Organization)


                        1301 Avenue of the Americas
                         New York, New York 10019
                              (212) 258-5600
            (Address, including zip code, and telephone number,
              including area code, of Registrants' principal
                            executive offices)







Item 5.  Other Events.


      Following several months of negotiations among tobacco companies, state attorneys general, representatives of the public health community and plaintiff's lawyers, on June 20, 1997, counsel representing R.J. Reynolds Tobacco Company ("RJRT") and certain other parties signed a Memorandum of Understanding (the "Memorandum") that sets forth concepts for federal legislation and a contractual protocol to resolve a variety of litigation and regulatory issues concerning tobacco. The Memorandum is subject to any necessary approvals by the various states and the Boards of Directors of RJRT and the other participating tobacco companies. The related RJRT press release and the Memorandum are attached as Exhibits 1 and 2, respectively.

      RJRT can provide no assurance that legislation to implement the Memorandum will be enacted or that it will be enacted without modification that is materially adverse to the tobacco industry, particularly in light of the complex legal and factual issues involved and the need to reconcile the views of many competing interests. It is not certain that any proposed legislation that emerges from this process will be acceptable to RJRT. If enacted, the legislation could face challenges on the grounds, among others, that the federal government lacks the authority to regulate the tobacco industry or limit its liability in the manner contemplated by the Memorandum. Regardless of the legislative outcome, the negotiation and signing of the Memorandum could affect other federal, state and local regulation of the tobacco industry, alter the climate for pending litigation against RJR Nabisco Holdings Corp. ("Holdings"), RJR Nabisco, Inc. ("RJRN"), RJRT and other tobacco companies and affect the number of new smoking and health claims filed against the industry.

      The Memorandum requires the tobacco companies to make an initial $10 billion payment and subsequent annual multi-billion dollar payments. Based on discussions with other manufacturers who were participants in the negotiations which led to the Memorandum, RJRT believes that its share of the initial payment will be approximately $600 million and that subsequent payments will be allocated within the industry based on market share. However, the financial effects of this legislation and the related contractual protocol are difficult to predict. They depend, among other things, on (i) the amount and timing of the payments actually required of RJRT by the legislation; (ii) the means used to finance these payments; (iii) the impact of increased cigarette prices and other aspects of the legislation and the contractual protocol on domestic cigarette consumption; (iv) the effect of the legislation and the contractual protocol on the consumption of tobacco products and the regulatory and litigation environment outside the United States; (v) their effect, if any, on public attitudes toward smoking and the tobacco industry; and (vi) their impact on RJRT's competitive position in the tobacco industry.

      Despite these uncertainties, RJRN believes that implementation of the Memorandum would increase the costs and reduce the consumption of RJRT's tobacco products in the United States and that it could have a significant negative effect on the business of RJRT and the stated financial position of RJRN and RJRT. On the other hand, the proposals contemplated by the Memorandum offer a measure of relief from certain litigation that could otherwise materially affect the results of operations or cash flows of RJRN in particular quarterly or annual periods or its financial condition. In evaluating any legislation to resolve tobacco issues, RJRN and RJRT will continue to weigh carefully the potential benefits, principally greater regulatory and litigation certainty and a reduction in aggregate contingency risk, against the resulting monetary, regulatory and other costs.



Item 7.  Financial Statements and Exhibits.

Exhibits

      (1) Press Release of R.J. Reynolds Tobacco Company, Philip Morris Incorporated, Brown and Williamson Tobacco Corporation and the Lorillard Tobacco Company dated June 20, 1997.

      (2)   Memorandum of Understanding dated June 20, 1997.




                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                   RJR NABISCO HOLDINGS CORP.
                                   RJR NABISCO, INC.
                                   (Registrants)


                                   By: /s/ Robert F. Sharpe, Jr.
                                       -----------------------------------
                                         Robert F. Sharpe, Jr.
                                         Senior Vice President and
                                         General Counsel

Date: June 24, 1997